Exhibit 10.15

March 5, 2021

AN2 Therapeutics, Inc

Re:        Amended and Restated Global Health Agreement

Ladies and Gentlemen:

This amended and restated global health agreement (“Global Health Agreement”) is entered into in connection with the commitment by Adjuvant Global Health Technology Fund L.P. and Adjuvant Global Health Technology Fund DE L.P. (together, “Adjuvant”) to purchase and subscribe for 198,333 Series B Preferred Shares of AN2 Therapeutics, Inc., a Delaware corporation (the “Company”) at a price of $35.20404 per share (for a total of $6,999,972.84) (the “Investment”) and pursuant to Adjuvant’s prior subscription of 834,724 Series A Preferred Shares at a price of $5.99 per share (for a total of $4,999,996.76). Adjuvant is making the Investment in particular pursuant to the terms of this Global Health Agreement, the Series B Preferred Stock Purchase Agreement dated March 5, 2021, the Amended and Restated Investors’ Rights Agreement dated March 5, 2021 and the amended and restated certificate of incorporation of the Company approved by the stockholders of the Company on March 4, 2021, each such documents as amended from time to time (collectively, the “Investment Documents”).

1.    Background

(a)    The Company is a US-based company holding assets originally developed by Anacor, a biopharmaceutical company that focused on developing small-molecule therapeutics and was later acquired by Pfizer. Following a strategic review that deprioritized certain assets at Pfizer, the Company was formed to develop anti-infective therapeutics for significant unmet needs. The Company’s lead asset, known as Epetraborole, has been licensed from Pfizer (the “Epetraborole License”) and targets infections caused by Gram-negative bacterium.

(b)    Adjuvant is a life sciences investment fund formed for the charitable purpose of improving global health through the provision of financing to address global health challenges by supporting the development, production and commercialization of drugs, vaccines, medical devices, diagnostics and other related technology targeting global health conditions primarily impacting low- and lower-middle-income countries as defined by the World Bank Group, including those countries listed in Exhibit 1 (the “Target Countries”). Adjuvant has determined that the Investment will offer significant potential to improve global health in Target Countries in accordance with Adjuvant’s charitable purpose.

(c)    Adjuvant’s funders include one or more private foundations that made investments in Adjuvant in the form of program-related investments (“PRIs”) under Section 4944(c) of the Internal Revenue Code of 1986, as amended (the “Code”). As part of the PRI requirements in connection with such investments, Adjuvant is required to include certain terms and conditions in the governing documents of its investments. Such terms and conditions are set forth in the Investment Documents, including this Global Health Agreement.

2.    PRI Requirements

In consideration of Adjuvant making the Investment on the terms and conditions stated in the Investment Documents (including this Global Health Agreement), and for other good and valuable consideration, the undersigned hereby irrevocably agree to the program-related investment requirements (“PRI Requirements”) as follows:

(a)    Purposes and Use of Funds

(i)    The charitable purposes of the Investment are to provide relief to the poor and distressed, advance science, and improve the health of those living in Target Countries around the world by, among other things, ensuring that innovative and affordable drugs to treat disease are made available for use in public health programs for the benefit of the poor and distressed and made available for purchase in the Target Countries (the “Global Health Objectives”). The proceeds of the Investment will be used by the Company in particular (A) to support the research and clinical development program for Epetraborole for infectious diseases and (B) to thereby facilitate the advancement of Epetraborole indicated for melioidosis, tuberculosis, and any other mutually agreed upon products and/or claims by Adjuvant and the Board of Directors of the Company (together, the “Global Access Products”), in order to further the Global Health Objectives and otherwise carry out the Global Access Commitments set forth below, without impairing the sustainability of the Company.

(ii)    The Company acknowledges and understands that the purpose of Adjuvant making the Investment is to advance the Global Heath Objectives while seeking a financial return consistent with Adjuvant’s charitable objectives. The Company confirms that, with the funding to be provided by the Investment, the Company has sufficient resources to comply with the PRI Requirements for a certain period of time.

(b)    Global Access Commitments. The Company shall engage in the following activities in order to advance the Global Health Objectives (the “Global Access Commitments”).

(i)    The Company acknowledges the importance of these Global Access Commitments and that their purpose is to ensure that innovative and affordable drugs to treat disease are made available for use in public health programs and private purchase in (i) melioidosis-endemic and melioidosis-at-risk countries and (ii) tuberculosis-endemic and tuberculosis-at-risk countries listed in Exhibit 1 (the “Target Countries”), as agreed to by the Company and Adjuvant.

(ii)    The Company shall use its reasonably diligent endeavors to make the Global Access Products accessible to most people in need in the Target Countries, to the extent such access can be achieved on terms that are commercially reasonable for the Company. For the avoidance of doubt, the Company agrees that the maximum price of Global Access Products in the Target Countries will be capped at cost of sales plus 25%. In no event shall the Company be obligated to sell the Global Access Products at a loss.

(iii)    In addition to the Investment, the Company shall also actively seek funding from government grants and other granting sources to advance the development of the Global Access Products. Furthermore, the Company shall also use its reasonably diligent endeavors to enter into good faith negotiations with the Gates Medical Research Institute.

(iv)    The Company shall develop regulatory strategies for the Global Access Products that in the opinion of the Company and Adjuvant, acting reasonably advances the Global Health Objectives, and it shall pursue the necessary product registrations for its Global Access Products in the Target Countries.

(v)    The Company shall make the Global Access Products available to both public and private purchasers in the Target Countries at a reasonable volume that is sufficient to meet the demands of non-profit organization and public-sector purchasers in accordance with a tiered pricing framework that is commercially reasonable for the Company, in the opinion of the Company and Adjuvant, acting reasonably, and that reflects the needs, including price sensitivity, of low-income patients in the Target Countries. The tiered pricing framework shall include pricing based on the type of buyer (public or private) and the geographic location of such buyer.

(vi)    The Global Access Commitments set forth in this Section 2 shall continue with respect to each Global Access Product (i) until Adjuvant ceases to be a shareholder of the Company or (ii) 10 years following Epetraborole approval for each respective Global Access Product by a stringent regulatory authority such as the US Food and Drug Administration or the European Medicines Agency, to be selected by the Company in its reasonable discretion, whichever event ((i) or (ii)) occurs later, and shall be fully enforceable by Adjuvant, notwithstanding any other provisions of the Investment Documents. Thereafter, the Company will consider in good faith any recommendation of Adjuvant to make the Global Access Products available in the Target Countries in order to advance the Global Access Objectives.

(vii)    The Company shall use best efforts to ensure that its licensees, partners, and distributors in the Target Countries, or any assignee or transferee of its Intellectual Property relating to the Global Access Products, agree to comply with the Global Access Commitments in connection with their access to or use of the Global Access Products.

(viii)    In the event of the assignment, sale, exclusive license, or other transfer of the Global Access Products, and/or related technology, the Global Access Commitments shall survive and the Company shall ensure that the Global Access Commitments are assumed by the purchaser, transferee, licensee, or acquirer. Adjuvant shall have the right to review the provisions of the written agreement with such third party that relate to the assumption of the Global Access Commitments to confirm that the Global Access Commitments will survive and be assumed by the third party. The Company shall not grant to a third party any rights or enter into any arrangements, amendments, or agreements that would limit or restrict Adjuvant’s rights to enforce the Global Access Commitments or the Company’s obligations to satisfy the Global Access Commitments, unless such third party expressly assumes such Global Access Commitments to the satisfaction of Adjuvant.

(c)    Global Health License

(i)    Upon the occurrence of a License Trigger Event, as defined below, the Company shall grant Adjuvant a Global Health License, which shall be a nonexclusive, perpetual, irrevocable, non-terminable, fully-paid up, royalty free license subject to the licensing terms associated with the Epetraborole License (including any payment obligations contained therein) (with the right to sublicense to third parties) to the Global Access Products to use, reproduce, modify, make, have made, distribute, sell and otherwise dispose of the Global Access Products in the Target Countries for the sole purpose of achieving the Global Access Commitments; provided, however, that the grant of such Global Health License shall be contingent upon the Company’s obtaining any approvals to the Global Health License required under the Epetraborole License. The Company shall use its best efforts to obtain such approvals.

(ii)    A “License Trigger Event” means:

(1)    the Company fails to cure an Event of Non-Compliance of this Global Health Agreement, including a failure to perform the Global Access Commitments, within the applicable time period set forth in Section 2(e) of this Global Health Agreement;

(2)    the Company or any transferee assigns or transfers (including by exclusive license) without Adjuvant’s consent any material intellectual property related to the Global Access Products or other intellectual property subject to the Global Access Commitments and the successor fails to assume or perform the relevant Global Access Commitments (unless the Company has retained sufficient rights in any such material intellectual property to perform the relevant Global Access Commitments, in the opinion of the Company and Adjuvant, acting reasonably); or

(3)    the Company or any transferee (1) institutes any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, assignment for the benefit of creditors, or similar proceeding relating to it under the laws of any jurisdiction or any such proceeding is instituted (for justified reasons) against the Company or any transferee that remains undismissed or unstayed for a period of 90 days, or (2) ceases to conduct business in the ordinary course or is determined to no longer be a going concern.

(d)    Required Reporting

(i)    In addition to any and all reports required to be delivered to Adjuvant under the Investment Documents, the Company shall furnish, or cause to be furnished, to Adjuvant and, if requested, the Bill & Melinda Gates Foundation (the “Foundation”), the following reports and certifications (the “PRI Reports”):

(1)    within 90 days after the end of each fiscal year of the Company during which Adjuvant owns all or a portion of the Investment, a full and complete financial report relating to the Investment of the type ordinarily required by the Company’s commercial and public investors under similar circumstances, including but not limited to the use of Adjuvant’s funds;

(2)    within 90 days after the end of each fiscal year of the Company during the term of the Investment, a report, signed by an officer of the Company, (a) certifying that the requirements of the Investment, as set forth in the Investment Documents (including this Global Health Agreement) were met during the immediately preceding year, and (b) describing the use of the proceeds of the Investment and evaluating the Company’s progress toward achieving the purposes of the Investment, including specifically the Global Health Objectives and the covenants regarding charitable purposes described in Section 2 of this Global Health Agreement, and the activities and the use of the funds towards such purposes;

(3)    within 90 days after Adjuvant is no longer an investor in the Company, a final report, signed by an officer of the Company, (a) certifying that the requirements of the Investment, as set forth in the Investment Documents (including this Global Health Agreement) were met during the term of the Investment, (b) describing the material activities of the Company with respect to the Investment and generally the use of proceeds made during the entire period in which the Investment was outstanding, and (c) evaluating the progress toward achieving the purposes of the Investment, including specifically the Global Health Objectives and the covenants regarding charitable purposes described in Section 2 of this Global Health Agreement.

(ii)    The Company shall also provide Adjuvant with any other information about the use of funds, activities, operations, and financial condition of the Company as may be reasonably requested by the Adjuvant investment manager, the Foundation or any other PRI investor of Adjuvant and as may be necessary to discharge any expenditure responsibility, within the meaning of Sections 4945(d)(4) and 4945(h) of the Code, including but not limited to the information required to satisfy the applicable PRI reporting requirements.

(e)    Maintenance of Charitable Objectives; Events of Default.

The Company shall utilize the proceeds of the Investment solely for the purposes set forth in the Investment Documents and, in particular, to advance the purposes and objectives described in Section 2 of this Global Health Agreement and in a manner consistent with the terms and provisions of this Global Health Agreement. If the Company fails to operate in accordance with such purposes or has failed to comply with the provisions of this Global Health Agreement, including the requirements regarding the use of the proceeds of the Investment (an “Event of Non-Compliance”), it shall notify Adjuvant in writing within 30 days of the occurrence of such Event of Non-Compliance and shall describe the steps the Company shall take to rectify the situation within 30 days of the notification. Notwithstanding the foregoing sentence, if Adjuvant believes an Event of Non-Compliance has occurred, it shall notify the Company in writing of such Event of Non-Compliance. Such notification shall clearly specify the basis for Adjuvant’s determination and request that the Company rectify the specified Event of Non-Compliance within 30 days following the date of the notification. Any Event of Non-Compliance that remains uncured for more than 60 days shall be considered an “Event of Default”.

(f)    Discontinuation of Financing; Repayment.

If the Company fails to cure an Event of Non-Compliance within 60 days of such Event of Non-Compliance, Adjuvant shall not pay any further funds to the Company pursuant to the Investment Documents. To the extent legally permitted, the Company shall repay to Adjuvant any portion of the Investment that is not used for the purposes of the Investment, as set forth in Section 2(a) of this Global Health Agreement.

(g)    Prohibited Uses

The Company shall not expend any proceeds of the Investment to carry on propaganda or otherwise to attempt to influence legislation (within the meaning of Section 4945(d)(1) of the Code), to influence the outcome of any specific public election or to carry on, directly or indirectly, any voter registration drive (within the meaning of Section 4945(d)(2) of the Code, or to make any grant that does not comply with the requirements of Section 4945(d)(3) or (4) of the Code. Adjuvant and the Company agree that the proceeds of the Investment are not earmarked to be used for any activity, appearance or communication prohibited hereunder. Adjuvant and the Company further agree that no agreement or understanding exists between them whereby Adjuvant may cause the selection of any individual or organization as a recipient of payments made from the proceeds of the Investment. The parties understand that the Investment is not intended to benefit, and will not benefit, any person having a personal or private interest in Adjuvant.

(h)    Transfer

The Company shall have no right to transfer or assign its obligations under this Global Health Agreement without the prior written consent of Adjuvant. Any attempted assignment in violation of this provision shall be void.

(i)    Public Reports

Subject to the prior review of the Company, Adjuvant may include information about the Company in its periodic public reports to the extent such information is not considered confidential under the terms of the Investment Documents.

(j)    Access to Records

The Company shall maintain books and records adequate to support the information in the PRI Reports and to provide the information ordinarily required by commercial investors under similar circumstances, and the Company shall make such books and records available at reasonable times and under reasonable circumstances for inspection by Adjuvant or its Managing Member. Such books and records shall be maintained and made available to Adjuvant as long as Adjuvant is a shareholder in the Company and for six years after Adjuvant ceases to be a shareholder in the Company. The Company shall meet with Adjuvant and any of its investors or representatives at the sole expense of Adjuvant or such investor, at mutually convenient times at the reasonable request of Adjuvant or the investor, subject to any applicable confidentiality restrictions inter alia to the extent reasonably necessary to monitor compliance with the terms of the Investment and the Environmental, Social and Governance Policies and Practices and Exclusion List, as set forth on Exhibit 2, and the covenants for AML/CFT/UN Security Council Resolutions & Sanctionable Practices, as set forth on Exhibit 3.

(k)    Promotion of Terrorist Activities

In compliance with the provisions of the USA Patriot Act of 2001, Pub. L. No. 107-56, 115 Stat. 272, as amended, and U.S. Executive Order 13224, the Company represents that it will not promote or support terrorist activities and that it will not provide any proceeds of the Investment to any entity or individual that promotes or engages in such activities.

(l)    Environmental, Social and Governance Requirements

The Company acknowledges the environmental, social and governance requirements of Adjuvant set forth on Exhibit 2 and agrees to observe the referenced International Finance Corporation (“IFC”) performance standards.

(m)    Anti-Corruption Requirements

The Company shall comply with the anti-corruption requirements set forth on Exhibit 3.

3.    Miscellaneous

(a)    Entire Agreement; Modification

The terms and conditions set forth in this Global Health Agreement are in addition to the provisions stated in any other documents executed between Adjuvant and the Company and the terms and conditions of this Global Health Agreement shall – with regard to the PRI Requirements set forth in Section 2 of this Global Health Agreement, including the Global Access Commitments – prevail over any discrepancies with provisions in any such other document, including without limitation the Investment Documents. All references to Sections shall be deemed to refer to sections of this Global Health Agreement unless otherwise specifically stated herein. No change, modification or waiver of any term or condition of this Global Health Agreement shall be valid unless it is in writing, it is signed by the party to be bound, and it expressly refers to this Global Health Agreement.

(b)    Authority; Governing Law; Jurisdiction

Each of the signatories below covenants, represents and warrants that it has all power and authority necessary to enter into this Global Health Agreement, that its execution of this Global Health Agreement has been duly authorized by all necessary action and that, on execution, it will be fully binding and enforceable in accordance with its terms, and that no other consents or approvals of any other person or third parties are required or necessary for this Global Health Agreement to be so binding. This Global Health Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws provisions.

(c)    Counterparts

This Global Health Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall be deemed to be and constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused to be executed this Global Health Agreement effective as of March 5, 2021.

ADJUVANT GLOBAL HEALTH TECHNOLOGY FUND L.P.

	BY:	ADJUVANT CAPITAL GP, L.P.,
ITS GENERAL PARTNER
	BY:	ADJUVANT CAPITAL MANAGEMENT, LLC,
ITS GENERAL PARTNER

Name:	/s/ Kabeer Aziz
	Title:	Kabeer Aziz
	Date:	Secretary

ADJUVANT GLOBAL HEALTH TECHNOLOGY FUND DE, L.P.

	BY:	ADJUVANT CAPITAL GP, L.P.,
ITS GENERAL PARTNER
	BY:	ADJUVANT CAPITAL MANAGEMENT, LLC,
ITS GENERAL PARTNER

Name:	/s/ Kabeer Aziz
	Title:	Kabeer Aziz
	Date:	Secretary

AN2 THERAPEUTICS, INC.

Name:	/s/ Eric Easom
	Title:	Eric Easom
	Date:	Chief Executive Officer

EXHIBIT 1

Target countries listed in this side letter shall be limited to Thailand as well as the Low Income and Lower-Middle Income Countries as defined by the World Bank, listed below.

Low-Income Countries

Afghanistan	Guinea-Bissau	Sierra Leone

Benin	Haiti	Somalia

Burkina Faso	Korea, Dem. People’s Rep.	South Sudan

Burundi	Liberia	Syrian Arab Republic

Central African Republic	Madagascar	Tajikistan

Chad	Malawi	Tanzania

Comoros	Mali	Togo

Congo, Dem. Rep	Mozambique	Uganda

Eritrea	Nepal	Yemen, Rep.

Ethiopia	Niger	Zimbabwe

Gambia, The	Rwanda

Guinea	Senegal

Lower-Middle Income Countries

Angola	Indonesia	Papua New Guinea

Bangladesh	Kenya	Philippines

Bhutan	Kiribati	São Tomé and Principe

Bolivia	Kosovo	Solomon Islands

Cabo Verde	Kyrgyz Republic	Sri Lanka

Cambodia	Lao PDR	Sudan

Cameroon	Lesotho	Swaziland

Congo, Rep.	Mauritania	Timor-Leste

Côte d’Ivoire	Micronesia, Fed. Sts.	Tunisia

Djibouti	Moldova	Ukraine

Egypt, Arab Rep.	Mongolia	Uzbekistan

El Salvador	Morocco	Vanuatu

Georgia	Myanmar	Vietnam

Ghana	Nicaragua	West Bank and Gaza

Honduras	Nigeria	Zambia

India	Pakistan

EXHIBIT 2

Adjuvant Investee ESG Requirements

1.	In connection with any proposed investment:

i.

Before any investment, Adjuvant will review and investigate information available in the public domain regarding any adverse impact on local communities or the environment or adverse environmental or social performance associated with Adjuvant’s investment and use that information provisionally to designate the proposed investment a Category A, Category B or a Category C Client/Activity (as defined below). In addition, Adjuvant will perform an ES&G due diligence including a review of regulatory and applicable legal environmental and governance compliance and compliance with the IFC Performance Standards on Environmental and Social Sustainability - Effective January 1, 2012 of the proposed investee. Due diligence findings will be documented in an Environmental Social and Governance due diligence report (“ES&G Due Diligence Report”). In the event that there are any items that require corrective action, a Corrective Action Plan will be provided to the Company. Based on this due diligence, the initial categorization shall be either confirmed or revised to reflect the nature of the proposed investment.

ii.

In connection with any capital call (or other application of Adjuvant capital) for the proposed investment, Adjuvant will confirm (a) the categorization of the operations of the Company, (b) the rationale for such categorization, and (c) that Adjuvant has applied the ES&G Management System in accordance with the ES&G Requirements with respect to the proposed investment.

iii.

In addition, upon request by any member of the Limited Partner Advisory Committee, Adjuvant shall promptly (but in any event within two business days of such request, and prior to making the relevant investment), provide copies of the ES&G Due Diligence Report, and/or any proposed corrective action plan, prepared in connection with the proposed investment.

iv.

Adjuvant will only make an investment in a company (including a new or follow-on investment in an existing portfolio company) if: (i) any identified adverse impact or performance has been resolved in accordance with the ES&G Requirements; or (ii) the company has agreed on a corrective action plan to so resolve the identified adverse impacts or performance within a reasonable timeline (including appropriate conditions precedent for the proposed investment), and the investment documentation includes appropriate remedies if the Company fails to implement that plan.

1.	Definitions.

“Applicable ES&G Law”	All applicable statutes, laws, ordinances, rules and regulations, including, but not limited to, any license, permit or other governmental authorization imposing liability or setting standards of conduct concerning any environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards.

“Authority”	Any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity.

“Category A Activity”	Any activity of the Company which is likely to have significant adverse environmental or social risks and/or impacts that are diverse, irreversible or unprecedented.

“Category A Client”	A company that carries or intends to carry out a Category A Activity.

“Category B Activity”	Any activity of the Company which is likely to have limited adverse environmental or social risks and/or impacts that are few in number, generally site-specific, largely reversible and readily addressed through mitigation measures.

“Category B Client”	A company that carries or intends to carry out a Category B Activity.

“Category C Activity”	Any activity of the Company which is likely to have minimal or no adverse environmental or social risks and/or impacts.

“Category C Client”	A company that carries or intends to carry out a Category C Activity.

“Corrective Action Plan”	A plan outlining mitigation or corrective measures to ensure Company compliance with ESG Requirements.

“ES&G Due Diligence Report”	The environmental social and governance due diligence report prepared by the Investment Manager in connection with a proposed Investment by the Company.

“ES&G Management System”	The environmental, social, and governance management system of Adjuvant that enables Adjuvant to identify, assess, and manage the social and environmental risks in respect of Adjuvant’s investment operations and activities in accordance with the ES&G Requirements.

“ES&G Performance Report”	A written report prepared by the Investment Manager, evaluating the social and environmental performance of the Company and the portfolio companies for the previous fiscal year, describing in reasonable detail (i) implementation and operation of the ES&G Management System, (ii) the environmental and social performance of the portfolio companies, and (iii) as applicable, compliance by portfolio companies with any applicable portfolio company action plans. “ES&G Requirements”

The social and environmental obligations to be undertaken by the portfolio companies to ensure compliance with: (i) the Exclusion List; (ii) Applicable ES&G Laws; (iii) the Performance Standards, and (iv) any other requirements established by the ES&G Management System.

“Exclusion List”	The list of prohibited activities set forth below.

“Investment Manager”	The Adjuvant Capital investment team.

“Limited Partner Advisory Committee”	A committee consisting of Adjuvant limited partners that provide advice and counsel as requested by Adjuvant and in connection with Adjuvant’s investments, potential conflicts of interest, and other related matters. “Performance Standards”IFC’s Performance Standards on Social & Environmental Sustainability, dated January 1, 2012.

2.	Adjuvant Exclusion List

Adjuvant will apply the following exclusions:

•

Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements, or subject to international bans, such as pesticides/herbicides, ozone depleting substances, polychlorinated biphenyls, wildlife or products regulated under CITES (Convention on International Trade in Endangered Species of Wild Fauna and Flora).

•	Production or trade in weapons and munitions.

•	Production or trade in alcoholic beverages (excluding beer and wine).

•	Production or trade in tobacco.

•	Gambling, casinos and equivalent enterprises.

•

Production or trade in radioactive materials. This does not apply to the purchase and/or use of medical equipment, quality control (measurement) equipment and any equipment where IFC considers the radioactive source to be trivial and/or adequately shielded, or for purchase and/or use for pre-clinical and clinical purposes.

•	Production or trade in unbonded asbestos fibers. This does not apply to purchase and use of bonded asbestos cement sheeting where the asbestos content is less than 20%.

•	Drift net fishing in the marine environment using nets in excess of 2.5 km. in length.

•	Production or activities involving harmful or exploitative forms of forced labor1/harmful child labor[2].

•	Commercial logging operations for use in primary tropical moist forest.

•	Production or trade in wood or other forestry products other than from sustainably managed forests.

[1]	Forced labor means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty.
[2]

Harmful child labor means the employment of children that is economically exploitive, or is likely to be hazardous to, or to interfere with, the child’s education, or to be harmful to the child’s health, or physical, mental, spiritual, moral, or social development.

EXHIBIT 3

IFC Anti-Corruption Guidelines

Compliance with United Nations Security Council Resolutions. Adjuvant shall ensure that the Company, consistent with the business and investment profile of Adjuvant, institutes, maintains and complies with internal policies and controls for the purpose of ensuring that the Company will not enter into any transaction (i) with, or for the benefit of, any of the persons or entities named on lists from time to time promulgated by or (ii) related to any activity from time to time prohibited by the United Nations Security Council or its committees pursuant to any resolution issued under Chapter VII of the United Nations Charter.

Sanctionable Practices. The Company shall not engage in (nor authorize or permit any of their Affiliates or any other Person acting on their behalf to engage in), any Sanctionable Practice defined as any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined in and interpreted in accordance with the Anti-Corruption Guidelines attached hereto as Exhibit 3A;

Policy Reporting Requirements. The Company commits that, should it become aware of any violation of the Policy Undertakings described in this Annex, it shall promptly notify the Investment Manager of Adjuvant. Furthermore, the Company agrees that should IFC notify Adjuvant of its concern that there has been a violation of the Policy Undertakings described in this Annex, the Company shall cooperate in good faith with the Investment Manager of Adjuvant and IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC’s request.

Investment Guidelines on Policy Requirements. The Company shall not make or hold any Investments in any entity that (A) is sanctioned pursuant to United Nations Security Council resolutions issued under Chapter VII of the UN Charter; or (B) is on the World Bank Listing of Ineligible Firms (see www.worldbank.org/debarr or any successor website or location).

Divestment of Investments Violating Investment Guideline on Policy Requirements. If Adjuvant becomes aware that the Company is in breach of the Policy Requirements defined under the investment Adjuvant may be required to use reasonable efforts to dispose of the Investment on commercially reasonable terms, taking into account liquidity, market constraints and fiduciary responsibilities.

Definitions.

“AML/CFT” means anti-money laundering and combating the financing of terrorism;

“Policy Undertakings” means the undertakings contained in paragraphs 37(a) (AML/CFT), 37(b) (Compliance with United Nations Security Council Resolutions), 37(c) (Sanctionable Practices), 37(d) (Policy Reporting Requirements), Section 37(h) (Policy Restrictions on Transfers of Interest by Members) and 37(i) (Investment Guidelines on Policy Undertakings) hereof;

“World Bank Listing of Ineligible Firms” means the list, as updated from time to time, of persons or entities ineligible to be awarded a World Bank Group-financed contract or otherwise sanctioned by the World Bank Group Sanctions Board for the periods indicated on the list because they were found to have violated the fraud and corruption provisions of the World Bank Group anticorruption guidelines and policies. The list may be found at http://www.worldbank.org/debarr or any successor website.

EXHIBIT 3A

IFC ANTI-CORRUPTION DEFINITIONS

The purpose of these Guidelines is to clarify the meaning of the terms “Corrupt Practices”, “Fraudulent Practices”, “Coercive Practices”, “Collusive Practices” and “Obstructive Practices” in the context of IFC operations.

1.	Corrupt Practices

A “Corrupt Practice” is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

Interpretation

a)

Corrupt practices are understood as kickbacks and bribery. The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation. Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of corrupt practices.

b)

It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor’s books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

c)

In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute corrupt practices unless the action violates applicable law.

d)

Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

e)

The World Bank Group does not condone facilitation payments. For the purposes of implementation, the interpretation of “Corrupt Practices” relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.

2.	Fraudulent Practices

A “Fraudulent Practice” is any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation.

Interpretation

a)

An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice” for purposes of this Agreement.

b)

Fraudulent Practices are intended to cover actions or omissions that are directed to or against a World Bank Group entity. It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by the World Bank Group. Frauds on other third parties are not condoned but are not specifically sanctioned in IFC, MIGA, or PRG operations. Similarly, other illegal behavior is not condoned, but will not be considered as a Fraudulent Practice for purposes of this Agreement.

3.	Coercive Practices

A “Coercive Practice” is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

Interpretation

a)

Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

b)

Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.

4.	Collusive Practices

A “Collusive Practice” is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

Interpretation

Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5.	Obstructive Practices

An “Obstructive Practice” is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of IFC’s access to contractually required information in connection with a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice.

Interpretation

Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.

General Interpretation

A person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.